UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 19, 2006

AMERICAN VANGUARD CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-13795	95-2588080
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification No.)

4695 MacArthur Court

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number: (949) 260-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On December 19, 2006, American Vanguard Corporation’s wholly owned subsidiary, AMVAC Chemical Corporation, completed the acquisition of certain assets comprising the product line Permethrin (a synthetic pyrethroid insecticide) from Syngenta Crop Protection, Inc. In connection with the transaction, AMVAC acquired both crop and non-crop uses of the product line in the U.S., Mexico and Canada. Acquired assets include registration rights, manufacturing and formulation know-how, inventories, customer lists and the trademarks Ambush® and Prelude® in the aforementioned territories.

In July 2002, AMVAC acquired from Syngenta certain assets associated with the Ambush 25WP (wettable powder formulation) insecticide business in the U.S., and now owns the complete Permethrin product line. This product line sells into an estimated $40 million market and can be used on essentially all fruit and vegetable crops to control a broad spectrum of insect pests.

AMVAC will begin selling the Permethrin products immediately. The Company will be re-launching the liquid formulation of Ambush, which has one of the broadest lists of crops on its label, in the U.S. and Canada, as Syngenta has not sold it into those marketplaces for the past four years. In Mexico, AMVAC will distribute Ambush through national distributors. Sales of Prelude, which is sold for general pest control in or around the home, have been ongoing in both the U.S. and Canada and will continue with existing distributors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, American Vanguard Corporation has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN VANGUARD CORPORATION

Date: December 21, 2006	By:	/s/ Timothy J. Donnelly
Timothy J. Donnelly Vice President & General Counsel